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                                                                     Exhibit 5.1

                                              [Letterhead of Pamela F. Craven]

                                                              February 27, 2003


Re:        Avaya Inc.
           211 Mount Airy Road
           Basking Ridge, New Jersey 07902

Ladies and Gentlemen:

           With reference to the Registration Statement on Form S-8 which Avaya Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 30,000,000 common shares, par value $.01 per share, (including an equal number of Preferred Stock Purchase Rights that initially trade with the common shares) of the Company (the "Shares"), which may be offered and sold by the Company under the Avaya Inc. 2003 Employee Stock Purchase Plan (the "Plan"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefore in accordance with the Plan and the resolution of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and non assessable.

            I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                                Very truly yours,

                                                /s/ Pamela F. Craven

                                                Pamela F. Craven
                                                Senior Vice President, General
                                                Counsel and Secretary